BIDGIVE INTERNATIONAL, INC.
3229 Wentwood Drive, Suite 200
Dallas, Texas 75225
972-943-4185
info@bidgive.com

Mr. Ron Gardner
PGI
3 Werner Way, Suite 301
Lebanon, New Jersey 08833

February 15, 2004

Re:         Joint Venture/Revenue Sharing Agreement--BidGive Northeast

Dear Ron:

This letter agreement shall set forth the basic terms of our joint venture in connection with the launch and operation of our business in the Northeast region of the United States. Both parties hereby agree to enter into a more comprehensive agreement once operations are fully commenced and we have a more complete understanding of the opportunity.

You and your group have agreed to provide organizational, operational and financial support and services to BidGive International, Inc. to launch our proprietary "BidGive" program offerings in the Northeast Region. At present, the Northeast Region consists of New York, New Jersey, Pennsylvania, Maryland, Virginia, West Virginia, Delaware, Washington, D.C., and the New England region up to Maine. You have also agreed to assist Ms. Terry Byer with maintaining and expanding operations in Florida.

In exchange for and consideration of the above services, you and your group shall be entitled to receive Fifty percent (50%) of net profit revenues generated by BidGive operations in the above areas, including receiving Nine Thousand Five Hundred Dollars ($9,500) per month as an advance against commissions to cover operational expenses after the proposed public offering is completed. However, if after ninety (90) days after the public offering is completed, you and your group are not generating sales that generate commissions in excess of the $9,500 monthly advance, then the advance will be reduced to $7,500, and if after another ninety (90) days if sales and commissions are not in excess of the $7,500 monthly advance, then the advance will be reduced to $5,000. Net profit revenue shall consist of gross revenue less costs or direct advertising expenses, not-for-profit royalty percentages, and direct sales commissions.

As part of your fiduciary duty owing to BidGive, you, your group and its individual members agree to not compete with BidGive, to not divert BidGive business opportunities, and to not solicit any BidGive participants without BidGive's written permission for a period of two (2) years following any termination of this venture. Also, BidGive has the unilateral right to re-purchase your 50% net profit revenue stream interest in exchange for stock in BidGive. At the time BidGive may exercise this right, the value of the revenue stream shall be established by agreement or by an independent appraiser, and the per share stock price shall be the closing public price on the date notice is given, or if there is no public market price, then the value of the stock shall be priced at $1.50 per share.

Ron, we are very excited about this joint venture opportunity and the expansion of BidGive's unique program throughout the Northeast. We look forward to a long and mutually prosperous relationship. Please sign below and return this original to our offices.

If you have any questions, please do not hesitate to contact Michael Jacobson or myself.

Sincerely,

/s/ Jim Walker
President

Acknowledged, Accepted and Agreed:

/s/ Ron Gardner for PGI